EX-20.10


                                TREATS


                    NATIONAL MARKETING AGREEMENT


                              FOR THE

                            TERRITORY OF


                    THE UNITED STATES OF AMERICA






Rev.03/02/98




TABLE OF CONTENTS

1. PREAMBLES1

2. DEFINITIONS                                          2
A. Definition Of Area Development Agreement             2
B. Definition Of TREATS Franchise Agreement             2
C. Definition Of A Corporate STORE                      3


3. ASSIGNMENT AND EXCLUSIVITY                           3
A. Assignment Of Marks And System                       3
B. Reversion Of Interest In Marks And System            4
C. Exclusive Rights of LICENSEE                         6
D. Modification Of Marks and System                     6
E. Covenants Not To Compete                             6
1. Of LICENSEE                                          6
2. Of LICENSOR                                          7

4. STORE DEVELOPMENT REQUIREMENTS                       8
A. Schedule of STORES 8
B. LICENSEE's Failure To Meet STORE Development
   Obligations                                          8

5. TRAINING8
A. Training Program                                     8
   Training Program Outline                             9
B. Satisfactory Completion Of Training                 10
C. Training Assistance                                 10

6. GRANT OF REGIONAL STORE FRANCHISES                  10

7. OPERATING ASSISTANCE                                11
A. STORE Opening 11
B. Guidance 12

8. REGIONAL MANUAL, STORE MANUAL AND OTHER INFORMATION 12

9. RIGHTS AND OBLIGATIONS OF LICENSEE                  12
A. Term and Right to Renew                             12
B. Compliance By DEVELOPERS and Franchisees            13
C. LICENSEE's Obligation to Develop Each Regional
   Franchise in the Exclusive Territory                13
D. Assistance To DEVELOPERS                            14
E. Reports                                             14
F. Records And Financial Statements                    14
G. Advertising                                         15
H. Insurance                                           16
I. Collateral Assignments                              16
J. Compliance With Laws                                16
K. Prudent Business Practices                          16

10. INITIAL PAYMENTS TO LICENSOR                       17

11. SERVICE FEES                                       17
A. Amount And Payment Of Regional Franchise
   Development Service Fee                             17
B. Amount And Payment Of STORE Development
   Service Fee                                         18
C. Amount And Payment Of Operations Service Fee        18
D. Definition Of Net Sales                             19
E. Interest on Late Payments                           19
F. Application of Payments                             19


12. NATIONAL ADVERTISING                               20

13. MARKS                                              20
A. Quality Standards                                   20
B. Notification Of Infringements And Claims            20
C. Public Offering                                     21
D. Warranty And Indemnification                        21

14. TRADE SECRETS                                      22

15. EVENTS OF DEFAULT                                  22

16. EFFECT ON DEFAULT - TERMINATION                    23
A. Termination                                         23
B. Covenant Not To Compete                             24
C. Franchise And Area Development Agreements           24
D. LICENSOR Has Right To Purchase Corporate
   STORES                                              25


17. ASSIGNMENT                                         27
A. By Either Party                                     27
B. LICENSOR's Right Of First Refusal                   27

18. ARBITRATION                                        28

19. ENFORCEMENT                                        29
A. Severability and Substitution Of Valid
   Provisions                                          29
B. Waiver Of Obligations                               30
C. Specific Performance/Rights Of Parties
   Are Cumulative                                      31
D. Governing Law                                       32
E. Binding Effect                                      32
F. Construction                                        32

20. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION        33

21. NOTICES AND PAYMENTS                               35

22. ACKNOWLEDGEMENTS                                   35
A. Inquiries Outside Of The Exclusive Territory        35
B. Working Capital Of LICENSEE                         36
C. Independent Investigation                           36
D. No Warranty or Guarantee                            37


ATTACHMENT A 38
APPROVED SUPPLIERS AND SUPPLIES                        38

SCHEDULE A                                             39
STORE DEVELOPMENT SCHEDULE                             39





                    National Marketing Agreement


THIS AGREEMENT is made and entered into this 1ST day of DECEMBER, 1997 by and between TREATS CANADA CORPORATION a corporation incorporated under the laws of Canada, with its principal office at 418 Preston Street, Ottawa, Ontario, Canada, K1S 4N2. ("LICENSOR") and
EMC GROUP, INC. a Florida corporation, with its principal office at 346 Tanager Court, Lakeland, Florida, U.S.A., 33803-48431. ("LICENSEE").

1. PREAMBLES

The LICENSOR has experience, special skills, knowledge, ability and know-how in the development, opening and operation of retail Treats stores (the "STORE" or "STORES"). The LICENSOR has developed a standard, unique and uniform system (the "System") for the establishment of the STORES in specially designed shop premises with distinctive fixtures, equipment, interior and exterior accessories, color schemes and comprehensive management assistance, which System is identified by the trademarks and trade names as detailed in Schedule A attached and such other trademarks, trade names, designs, copyrights and logos ( the "Marks") as may be hereafter designated by LICENSOR as part of the System.

By maintenance of uniformity and high standards of quality and services, LICENSOR and its affiliates have established a reputation, demand and goodwill for the STORES operated under the Marks. LICENSEE has experience, skills, knowledge, ability and experience in the design, development and implementation of franchise systems and/or a variety of businesses in the United States of America.
LICENSEE desires to establish and develop a Treats National Franchise Network (the "Network") within the United States of America and its Territories (the "Exclusive Territory"), and pursuant thereto desires to adapt the Marks and the System to the prevailing market conditions of the Exclusive Territory to sell individual franchises ("Franchises"), to sell, develop and license Treats Agreements to Area Developers
(" AREA DEVELOPERS") and to own and operate corporately owned STORES ("CORPORATE STORES"), in the Exclusive Territory utilizing the Marks and System developed by LICENSOR.


2. DEFINITIONS

A. Definition Of Area Development Agreement

For the purposes of this Agreement, the "Area Development Agreement" is defined as being the agreements and area development agreements used in connection therewith by LICENSOR from time to time in granting Area Development Agreements to DEVELOPERS pursuant to the terms thereof, a copy of the current form of which is attached to this Agreement as
Exhibit 1. The LICENSEE is not permitted to have any direct or indirect financial interest in an Area Development Agreement. The fees stipulated in the Area Development Agreement to be charged for service, initial franchise fee, royalties, advertising and other fees are not required to be charged by LICENSEE to DEVELOPERS.

B. Definition Of TREATS Franchise Agreement

For the purposes of this Agreement, the "TREATS Franchise
Agreement" is defined as being the agreement (including any exhibits, riders, preliminary agreements and STORE development agreements used in connection therewith) used by LICENSOR and recommended by LICENSOR for use by DEVELOPERS from time to time in recruiting franchises for the operation of STORES to franchisees ("FRANCHISES") pursuant to the terms thereof, a copy of the current form of which is attached to this Agreement as Exhibit 2. The fees stipulated in the Area Development Agreement to be charged for service, initial franchise fee, royalties, advertising and other fees, only represent suggested fees to be charged, but theses amounts are not required to be charged by Licensor to FRANCHISEES.

C. Definition Of A Corporate STORE

For the purpose of this Agreement, a CORPORATE STORE is defined as being a STORE which is owned and controlled 100% by LICENSEE. Any CORPORATE STORE must be operated pursuant to the terms of the TREATS Franchise Agreement or any modification thereof adopted by LICENSEE for the grant of franchises for the operation of STORES to others in the Exclusive Territory whether or not a TREATS Franchise Agreement has been entered into by LICENSEE with itself. Any CORPORATE STORE shall not conduct any business other than the operation of a Treats STORE.


3. ASSIGNMENT AND EXCLUSIVITY

A. Assignment Of Marks And System

As of the date hereof, LICENSOR grants to LICENSEE the right to sell, develop and grant Area Development Agreements and Franchises for the operation of STORES within the Exclusive Territory under the Marks and all other rights, title and interest of LICENSOR in and to the Marks and the System within the Exclusive Territory. LICENSOR agrees to execute all documents which LICENSEE or its counsel reasonably deems necessary to perfect such assignment under applicable Federal or Provincial/State law.

B. Reversion Of Interest In Marks And System

In the event of any breach or default of LICENSEE under the terms of this Agreement, all rights, title and interest of LICENSEE in and to the Marks and the System within the Exclusive Territory assigned herein to LICENSEE, and all modifications to the System made by LICENSEE, shall revert to LICENSOR, provided that such breach or default is not cured within sixty days of receipt by LICENSEE of notice of such breach or default; and provided further that the interest of LICENSOR in and to the Marks and the System following any such reversion shall be subject to any franchises or licenses of the Marks and the System granted by LICENSEE. In the event of any such reversion, LICENSOR acknowledges and agrees that it will assume LICENSEE's rights and obligations from and after the date of such reversion under all TREATS Franchise Agreements, Area Development Agreements or license agreements for the Marks or the System entered into by LICENSEE, in accordance with
Section 16 hereof.

In order to secure the performance of its obligations hereunder, LICENSEE agrees to deposit, with a mutually acceptable escrowee located in Canada (the "Escrowee"), an undated reassignment of the Marks and System to LICENSOR (the "Reassignment"). In the event of breach or default LICENSOR will send a notice to the Escrowee, (the "Notice") which Notice shall specify the nature of the breach or default and shall demand delivery of the Reassignment. Upon receipt of the Notice, Escrowee shall send a copy thereof to LICENSEE by registered or certified mail, return receipt requested or in the alternative via courier or facsimile.
In the event LICENSEE disputes the allegation of default set forth in the Notice, LICENSEE shall, within sixty (60) days of receipt of the Notice, deliver to Escrowee a sworn affidavit (the "Affidavit") stating either that no default has occurred or that such default has been cured.
In the event Escrowee receives such Affidavit in accordance herewith, he shall send a copy thereof to LICENSOR and any disputes between the parties hereto shall be submitted to arbitration pursuant to Section 18 hereof. In the event Escrowee does not receive such affidavit within said sixty (60) day period, or in the event of a determination by an arbitrator in favor of LICENSOR pursuant hereto, or in the event of the written consent of both LICENSOR and LICENSEE, Escrowee shall date the Reassignment as of the date of the Notice and shall deliver the Reassignment to LICENSOR. The costs of any such escrow shall be borne equally by LICENSOR and LICENSEE.

The Escrowee shall be protected in acting upon any written notice, request, waiver, consent, receipt, or other paper or document furnished to it, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

In no event shall Escrowee be liable for any act or failure to act under the provisions of the Reassignment except where its acts are the result of its gross negligence or malfeasance. Escrowee shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, or rescission of this Agreement, unless in writing received by it, and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

Escrowee shall not assume any responsibility or liability for any transactions between LICENSOR and LICENSEE other than for the performance of its obligations with respect to the Reassignment held by it in accordance with this Agreement. The party pursuant to whose directions Escrowee acts, shall indemnify and hold harmless Escrowee from reasonable attorneys' fees which may be sustained or incurred by Escrowee as a result of the taking of such action.

LICENSEE agrees that, in the event of any reversion of the Marks pursuant to this Paragraph, it will change its corporate name to any name not containing any Mark.

C. Exclusive Rights of LICENSEE

LICENSOR agrees that it will not have any right to operate or grant a franchise or license for the operation of a STORE to be located within the Exclusive Territory or grant a Treats Area Development agreement for all or any part of the Exclusive Territory so long as no reversion has occurred pursuant to Paragraph B of this Section 3.

D. Modification Of Marks and System

LICENSEE desires to maximize the success of the Network by adapting the Marks and the System to market conditions prevailing in the Exclusive Territory. Therefore, LICENSEE shall have the right in its discretion at any time and from time to time to modify the System and the Marks, and to use other trademarks, trade names, designs, copyrights and logos in connection with the System and the Marks, as may reasonably be necessary to adapt the System and the Marks to market conditions prevailing in the Exclusive Territory. From time to time LICENSEE shall assign to LICENSOR at no cost to LICENSOR the exclusive rights to use and to license others to use any such modification of the System and Marks outside the Exclusive Territory in connection with LICENSOR's use and franchising of the System and Marks.


E. Covenants Not To Compete

1. Of LICENSEE

LICENSEE acknowledges that LICENSOR has made the foregoing assignment to LICENSEE in part in consideration of and in reliance upon LICENSEE's agreement to refrain from engaging in activities that may detract from the LICENSEE's ability to develop the Network. Accordingly, LICENSEE agrees that, during the term of this Agreement ("Term" as defined in Paragraph A of Section 9, hereof), neither LICENSEE nor any shareholders, directors, officers or employees of LICENSEE will have any interest as an owner (except of publicly held securities traded on a stock exchange or on the over counter market representing less than five percent (5%) of the equity or control thereof), director, officer, employee, consultant, representative or agent, or in any other capacity, in any other business, whether inside or outside of the Exclusive Territory, offering products usually sold in Treats STORES or offering products and/or services similar to those sold in Treats STORES. LICENSEE further agrees that it will at all times faithfully, honestly and diligently perform its obligations hereunder and that it will continuously exert its best efforts to promote and enhance the development of Area Development Agreements and STORES within the Exclusive Territory.

2. Of LICENSOR
LICENSOR acknowledges that the value of the System and the Marks to LICENSEE would be substantially impaired in the event LICENSOR were to utilize its know-how to compete in the Exclusive Territory with LICENSEE.
Therefore, in consideration of the initial and recurring payments to be made to LICENSOR hereunder and all other covenants of LICENSEE contained herein, LICENSOR agrees that, so long as LICENSEE is not in breach or in default under this Agreement, neither LICENSOR nor any shareholders, directors, officers or employees of LICENSOR will have any interest as an owner (except of publicly held securities traded on a stock exchange or on the over the counter market representing less than five percent (5%) of the equity or control thereof), director, officer employee, consultant, representative or agent, or in any other capacity in any other business in the Exclusive Territory offering products or services similar to those sold in Treats STORES for sale at retail, or any business licensing or franchising such business in the Exclusive Territory.

4. STORE DEVELOPMENT REQUIREMENTS
A. Schedule of STORES

LICENSEE agrees to have open, under construction or subject to a fully executed Franchise Agreement, the cumulative number of STORES for which Franchise Agreements have been duly executed in accordance with Schedule A attached to this Agreement.


B. LICENSEE's Failure To Meet STORE Development Obligations

If during any Agreement Year, LICENSEE fails to meet its STORE development obligations as provided in Schedule A of this Agreement, LICENSOR shall have the right to terminate this Agreement pursuant to
Section 16 hereof. LICENSOR shall have the right to modify or reduce LICENSEE's STORE development obligations for any Agreement Year but such modification or reduction shall not constitute a waiver of LICENSEE's STORE development obligations for any subsequent Agreement Year(s).

5. TRAINING

A. Training Program

LICENSEE agrees that at least one of its principals or designated managing executive or full-time senior manager ("Trainee") will attend LICENSOR's training program on the establishment, development and operation for the Area Development Franchises ("Area Development Training") and in the operation of Treats STORES ("Store Training") which shall be provided at a location specified by LICENSOR. LICENSOR shall provide such training without charge, provided that LICENSEE shall be solely responsible for his costs of transportation and living expenses in connection with attendance at such training program.

LICENSEE may elect to have all or part of the training program to take place at and during the opening of LICENSEE's first STORE ( "Alternative Training"). In the event LICENSEE elects Alternative Training, LICENSEE agrees that it is responsible for the transportation, accommodation and meals of LICENSOR'S designated training manager. LICENSOR is responsible for the salary and benefits of the designated training manager.

The training program will be conducted over a two (2) to four (4) week consecutive period and will cover, but will not be limited to, the following subject matter:

Training Program Outline

a) establishing and organizing the Area Development Franchises;
b) recruiting Area DEVELOPERS;
c) plans and specifications for STORE construction;
d) STORE equipment and fixture purchase and installation;
e) accounting and bookkeeping systems for the Area Development
Franchises and STORES;
f) financing arrangements for STORE development;
g) advertising and promotional plans and programs;
h) inventory ordering, stocking and merchandising;
i) ordering and stocking supplies;
j) insurance requirements;
k) negotiation and execution of STORE leases, subleases and TREATS Franchise Agreements;
l) recruiting STORE franchisees;
m) management and operation of STORES; and
n) training and supervision of Area Developers and STORE franchisees.

B. Satisfactory Completion Of Training

LICENSEE's designated Trainee shall be required to complete the training program to the satisfaction of LICENSOR. If LICENSOR (acting reasonably) determines in its sole discretion that LICENSEE's designee is unable to satisfactorily complete the training program, and if LICENSEE is unable to hire a designee who satisfactorily completes the training program, LICENSOR shall have the right to terminate this Agreement, pursuant to Section 16 hereof.

C. Training Assistance

LICENSOR agrees to permit the first three (3) AREA DEVELOPERS or STORE FRANCHISEES of LICENSEE to attend LICENSOR's AREA DEVELOPMENT or STORE Training programs, as may be applicable, at no charge to LICENSEE or said DEVELOPERS/STORE FRANCHISEES, provided that said DEVELOPERS/ STORE FRANCHISEES shall be solely responsible for their costs of transportation and living expenses in connection with attendance at such training programs.

6. GRANT OF STORE FRANCHISES

LICENSEE agrees that it will not directly own or operate any Area Development Franchises or STORES (except CORPORATE STORES as provided in this Agreement) in the Exclusive Territory. LICENSEE may grant an Area Development Franchise or STORE Franchise to any corporation, partnership, proprietorship or other entity that is separate and distinct from LICENSEE, including, without limitation, an affiliate or subsidiary of LICENSEE.

If LICENSEE grants an Area Development Franchise or STORE Franchise to an entity which is directly or indirectly related to or an affiliate or subsidiary of or otherwise controlled by LICENSEE or LICENSEE's owners, such Area Development Franchise or STORE Franchise shall be operated under LICENSOR's then prescribed form of Area Development Agreement or TREATS Franchise Agreement and on such terms and conditions as are then being offered by LICENSEE to prospective DEVELOPERS or FRANCHISEES.

7. OPERATING ASSISTANCE

A. STORE Opening

LICENSOR will supply LICENSEE with personnel to assist LICENSEE in the opening of STORES in the Exclusive Territory. LICENSOR's personnel will be made available at no charge, exclusive of travel and living expenses, to LICENSEE at the opening of the first STORE in the Exclusive Territory. At all subsequent STORE openings, LICENSOR's personnel will be made available to LICENSEE at the then applicable per diem charge per person plus travel and living expenses.

B. Guidance

LICENSOR shall furnish LICENSEE with guidance and assistance with respect to the establishment, development and operation of STORES; management and operation of Area Development Franchises; and administration of the national and regional advertising funds. Such guidance shall be furnished, as is from time to time deemed appropriate in the sole discretion of LICENSOR, in the form of LICENSOR's Confidential Operating Manual for AREA DEVELOPERS (the "Area Development Manual"), LICENSOR's Confidential Operating Manual for the STORES ("the Store Manual"), bulletins or other written materials, telephone consultations and/or consultation at LICENSOR's offices or the offices of LICENSEE.


8. REGIONAL MANUAL, STORE MANUAL AND OTHER INFORMATION

LICENSOR will provide to LICENSEE two (2) copies of the Area Development Manual, two (2) copies of the STORE Manual, two (2) copies of the Treats Design Kit which includes plans and specification for a STORE (including requirements for dimensions, design, image, interior layout, finish materials, equipment, fixtures, signs and color scheme), two (2) copies of a disclosure document for Treats Area Development Franchises which utilizes the Uniform Franchise Offering or similar format, sales and promotional material developed and used by LICENSOR, and such modifications and revisions thereto as LICENSOR may from time to time develop. Such Regional and STORE Manuals, plans and specifications and other materials are deemed to be elements of and embodiments of the System, and shall be returned to LICENSOR by LICENSEE in the event of a reversion pursuant to Paragraph B of Section 3 of this Agreement.

LICENSOR shall also provide to LICENSEE such other documents and information (including without limitation audited financial statements) as may be requested by LICENSEE from time to time to enable it to comply with any applicable franchise registration and disclosure laws in effect in the Exclusive Territory.

9. RIGHTS AND OBLIGATIONS OF LICENSEE

A. Term and Right to Renew

Subject to the provisions contained herein, the term of this Agreement and the rights granted hereunder shall be twenty (20) years commencing on the date of this Agreement. ("Term"). Provided the LICENSEE is substantially in compliance with the terms of this Agreement, LICENSEE will have the right to renew this Agreement for a further term of ten (10)years, based on the LICENSOR's then current form of National License Agreement ("Renewal").

B. Compliance By DEVELOPERS and Franchisees

LICENSEE shall take such steps as may be reasonably necessary to enforce the terms and conditions of its Franchise Agreements with each FRANCHISOR and FRANCHISEE, including without limitation:

1.) that all signs, equipment, fixtures, supplies and merchandise are approved by LICENSEE for use in STORES and are purchased from approved suppliers; (See Attachment A.)

2) that sales reports, financial statements, records and other information are submitted as required by the TREATS Franchise
Agreements as amended from time to time (or such modifications thereof, if any, as may be adopted by LICENSEE);

3) that each STORE is inspected by DEVELOPERS on a periodic basis to ensure compliance with the terms and conditions of the TREATS
Franchise Agreements (or such modifications thereof, if any, as may be adopted by LICENSEE); and

4) that all specifications, standards and operating procedure requirements of the STORE Manual as amended from time to time ( or such modification thereof, if any, as may be adopted by LICENSEE) are fully complied with by all STORES in the Exclusive Territory.

To determine whether each STORE in the Exclusive Territory is in compliance with the terms and conditions of the TREATS Franchise
Agreement, LICENSEE shall periodically inspect the STORES and conduct, supervise or observe a physical inventory of the STORES.

C. LICENSEE's Obligation to Develop Each Franchise in the Exclusive
Territory
LICENSEE agrees that it will exert its best efforts to develop each and every Franchise in the Exclusive Territory to the extent necessary to prepare such Franchise for opening on the terms and conditions specified in the Franchise Agreement or such modification thereof, if any, as may be adopted by LICENSEE with LICENSOR's approval.

D. Assistance To DEVELOPERS

LICENSEE shall provide each DEVELOPER with such guidance any assistance as is required under the Area Development Agreement or such modification thereof, if any, as may be adopted by LICENSEE as approved by LICENSOR..

E. Reports

LICENSEE shall mail to LICENSOR a copy of the sales reports for each STORE postmarked no later than fifteen (15) days after each calendar month. LICENSEE shall provide LICENSOR with a STORE by STORE monthly (or period) sales report no later than fifteen (15) days after the end of each month (or period). LICENSEE shall provide LICENSOR with such other Regional Franchise and STORE financial statements, reports and records as may be required or requested from time to time by LICENSOR.


F. Records And Financial Statements

During the Term and any Renewal thereof, LICENSEE agrees, at its expense, to maintain at its principal office and preserve for three (3) years from the date of their preparation or such greater period as may be required by applicable law, full, complete and accurate books, records, and accounts prepared pursuant to generally accepted accounting methods, utilizing the standard chart of account furnished or required by LICENSOR, including, without limitation, employee records, sale invoices, cash receipts, purchase records, accounts payable, cash disbursement records, inventory records general ledgers, itemized bank deposit slips and bank statements, copies of sales tax returns, copies of such portions of LICENSEE's Federal, Provincial/ State Income Tax returns as reflect the operation of the LICENSEE's business under this Agreement.

LICENSEE, at its expense, shall furnish to LICENSOR (or its agents) for inspection or audit, such forms, reports, records, financial statements and other information as LICENSOR may require. LICENSEE shall make such financial and other information available at such locations as LICENSOR may reasonably request (including LICENSOR's principal office), and shall allow LICENSOR (or its agents) full and free access thereto at LICENSEE's principal offices during regular business hours. LICENSOR (or its agents) shall have the right to communicate freely with LICENSEE's employees, DEVELOPERS and FRANCHISEES, and to make extracts from, and copies of, all such information.

LICENSEE shall prepare and furnish to LICENSOR, within one hundred twenty (120) days after the end of each fiscal year, an audited statement of profit and loss and a balance sheet as of the end of each fiscal year of LICENSEE, prepared and certified by the Certified Public Accountant or firm of Certified Public Accountants then usually and normally engaged by LICENSEE in accordance with generally accepted accounting principles consistently applied.

G. Advertising

LICENSEE shall maintain and administer a national advertising fund substantially as described in the Area Development Agreement. LICENSEE shall provide LICENSOR with such financial reports, statements and records pertaining to the advertising fund as LICENSOR from time to time may require.

LICENSOR will provide LICENSEE with a copy of all existing and new advertising material it has available, on computer disk whenever possible, at no charge to LICENSEE.

H. Insurance

LICENSOR shall be named as an additional insured on all liability i insurance policies applicable to LICENSEE and such policies shall provide that LICENSOR receive thirty (30) days prior written notice of termination, expiration or cancellation of any such policy.

I. Collateral Assignments

LICENSEE shall deliver to LICENSOR one (1) duplicate original executed copy of each Franchise Agreement and each Area Development Agreement.
LICENSEE shall execute and deliver to LICENSOR, in the form required by LICENSOR, collateral assignments of each such Franchise and/or Area Development Agreement, which collateral assignments shall become operable only upon LICENSOR's termination with cause of this Agreement pursuant to the terms hereof. The effectiveness of such collateral assignment shall not constitute a waiver or forgiveness of any debts or liabilities of LICENSEE to LICENSOR.

J. Compliance With Laws

K. Prudent Business Practices
Nothing contained in this Section 9 shall be deemed or construed to require LICENSEE shall comply with all local, Federal or Provincial/ State laws, ordinances, rules and regulations, including, without limitation, all Federal or Provincial/State franchise registration and disclosure laws and any Federal Trade Commission Trade Regulation Rule regarding Disclosure requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures ("Franchise Laws"). LICENSEE shall further be responsible for LICENSOR's compliance with applicable Franchise Laws, if any. LICENSEE to take or omit to take any action if such action or omission would in its context be contrary to prudent business practices and sound business judgment.


10. INITIAL PAYMENTS TO LICENSOR

LICENSEE agrees to pay LICENSOR the amount of TWO MILLION, SEVEN
HUNDRED THOUSAND US DOLLARS ( $2,700,000.00US) payable to the LICENSOR, forthwith upon execution of this Agreement, by way of the issuance to the LICENSOR of TWO MILLION, SEVEN HUNDRED THOUSAND ($2,700,000) Convertible Preference Shares of EMC GROUP INC.
It is further agreed that, in the event the payments referred to above are not made on the due dates, LICENSEE shall be deemed to have breached this Agreement for purposes of Paragraph B of Section 3 and LICENSOR may terminate this Agreement in accordance with Section 16 hereof.


11. SERVICE FEES

In consideration of the ongoing training, guidance and assistance to be provided to LICENSEE by LICENSOR hereunder:

A. Amount And Payment Of Area Development Service Fee

LICENSEE agrees to pay LICENSOR a non refundable Area Development Service Fee in an amount equal to ten percent (10%) of the Regional Franchise Development Fee being charged AREA DEVELOPERS by LICENSEE, for every Area in the Exclusive Territory payable to LICENSOR forthwith upon the execution of each Area Development Agreement.

LICENSEE agrees to pay LICENSOR a non refundable STORE Development Service Fee in an amount equal to ten percent (10%) of the Franchise Development Fee being charged AREA DEVELOPERS by LICENSEE, for every Area in the Exclusive Territory payable to LICENSOR forthwith upon the execution of each TREATS Franchise Agreement, whether sub-franchised or corporately operated.

B. Amount And Payment Of STORE Development Service Fee

LICENSEE agrees to pay LICENSOR a STORE Development Service Fee in an amount equal to ten percent (10%) of the STORE franchise fee being charged FRANCHISEES by LICENSEE, for every STORE in the Exclusive T territory payable to LICENSOR and non-refundable upon the execution of the TREATS Franchise Agreement for each STORE.

In the event that LICENSEE operates a CORPORATE STORE, LICENSEE agrees to pay to LICENSOR an amount equal to ten percent (10%) of the highest STORE franchise fee charged in the calendar year during which the STORE opens.

C. Amount And Payment Of Operations Service Fee

LICENSEE agrees to pay to LICENSOR an operations service fee ("Operations Service Fee") for each STORE in the Exclusive Territory in an amount equal to one percent (1%) of the net sales of each STORE and/or CORPORATE STORE, and one percent (1%) of the net sales for STORES operating under an Area Development Agreement. Such fee shall be payable within fifteen (15) days after the conclusion of each monthly accounting period and shall be payable within such period whether or not LICENSEE has collected royalty and service fees from FRANCHISOR or FRANCHISEES.


D. Definition Of Net Sales

As used in this Agreement, the term "net sales" shall mean and include the actual gross charges for all products sold to customers of the STORES, for cash or credit, at or from the STORE, including catalogue and mail order sales, but excluding revenue for sales, use, service or excise taxes collected from customers and paid to the appropriate taxing authority and customer refunds and adjustments.


E. Interest On Late Payments

All service fees and other amounts owed to LICENSOR by LICENSEE pursuant to this Agreement shall bear interest after due date at the rate of three percent (3%) per annum over prime rate of Citibank in the United States.

LICENSEE acknowledges that this Paragraph F shall not constitute LICENSOR's agreement to accept such payments after same are due or a commitment by LICENSOR to extend credit to or otherwise finance LICENSEE's operation. Further, LICENSEE acknowledges that its failure to pay all amounts when due shall constitute a default under this Agreement for purposes of Paragraph B of Section 3 and Section 16, notwithstanding the provisions of this Paragraph F of Section 11.

G. Application Of Payments

LICENSOR shall have sole discretion to apply any payments by LICENSEE to any past due indebtedness of LICENSEE for Operations
Service Fees, Area Development Service Fees, STORE Development Service Fees, interest, or any other indebtedness.


12. NATIONAL ADVERTISING

Recognizing the value of national advertising and promotion of the goodwill and public image of the STORES, LICENSEE agrees to maintain and administer a national advertising fund (the "National Fund") for such national advertising programs substantially as described in the Area Development Agreement.


13. MARKS

A. Quality Standards

In order to protect LICENSOR's interest in the Marks outside the Exclusive Territory, LICENSEE agrees that it will maintain, and will in its agreements with DEVELOPERS and FRANCHISEES require its DEVELOPERS and FRANCHISEES to maintain standards of quality, cleanliness and service at least equal to the standards required by LICENSOR of its DEVELOPERS and FRANCHISEES and licensees or LICENSEES of the Marks and the System outside the Exclusive Territory. LICENSEE agrees that any changes made by LICENSEE in the System pursuant to Paragraph D of
Section 3 will not result in a diminution of its standards of quality, cleanliness and service.

B. Notification Of Infringements And Claims

LICENSEE shall immediately notify LICENSOR of any apparent infringement of or claim by any person of any rights in any Mark or any variation or limitation thereof.


C. Public Offering

In the event LICENSEE shall attempt to raise or secure funds by the sale of securities (inclusive of common or preferred stock, bonds or indentures) subject to the provisions of Section 17, LICENSEE, recognizing that registration statements, prospectuses and/or offering circulars and other documents and materials used in connection therewith may reflect upon LICENSOR, agrees to submit any such documents and materials to LICENSOR and to obtain the written approval of LICENSOR as to the method of financing prior to any offering or sale of any such securities. Further, in no event shall the LICENSEE make any public offer to sell, lease, transfer or assign its rights and interests under this Agreement through any public medium without first obtaining the written consent of LICENSOR. The consent or approval of LICENSOR hereunder shall not be unreasonably withheld or delayed.

D. Warranty And Indemnification

LICENSOR represents and warrants to LICENSEE that LICENSOR owns all rights, title and interest in and to the Marks in the Exclusive Territory. LICENSOR agrees to indemnify LICENSEE against all claims, suits, causes of action, losses, costs, damages, liabilities or expenses which LICENSEE may suffer, sustain or incur as a result of any breach of this Warranty; provided that LICENSOR shall not be required to indemnify LICENSEE to the extent such claims, suits, causes, losses, costs, damages, liabilities or expenses result from LICENSEE's modification of the Marks and provided further that LICENSEE shall put forth its best efforts to mitigate the damages or other amounts for which LICENSOR shall be liable, pursuant to this Warranty and Indemnification.


14. TRADE SECRETS
LICENSOR and LICENSEE acknowledge that certain of the information, including, without limitation, the contents of the Operations Manuals, the STORE Manual and architectural plans and specifications, or modifications thereto made by LICENSOR or LICENSEE (the "Confidential Information"), that will be disclosed or furnished by one party hereto to another pursuant to the Agreement is proprietary, confidential and a trade secret of the respective owners thereof and shall remain the property of such owner (or if assigned to LICENSEE pursuant hereto, shall become and remain the property of LICENSEE unless reassigned pursuant to Paragraph B of Section 3 hereof). Each party agrees that it and each of its owners, directors, officers and employees will maintain the absolute confidentiality of all such Confidential Information during and after the Term, that they and each of them will not use any Confidential Information in any other business or in any manner not specifically authorized or approved in writing by the owner and that all such Confidential Information will be disclosed only to employees of LICENSOR or LICENSEE, to DEVELOPERS and to FRANCHISEES and only to the extent required for such individuals to properly perform their duties. LICENSOR and LICENSEE, respectively, shall protect such Confidential Information by causing any of its officers, directors, shareholders and employees who have access to the Confidential Information to sign appropriate non-disclosure agreements prior to disclosure thereof, which non-disclosure agreements shall provide for the maintenance of the confidentiality of the Confidential Information for a period of time at least coterminous with the period of time set forth in the Covenant Not to Compete contained in Paragraph B of Section 16 hereof, and shall in all other respects contain the terms and provisions set forth in Exhibit 3.


15. EVENTS OF DEFAULT

In addition to those events described in Paragraph B of Section 4, in Paragraph B of Section 5, Section 10 and Section 11 hereof, the following events shall constitute events of default for purposes of this Agreement:

(1) If either party becomes insolvent by reason of its inability to pay its obligations as they become due or makes an assignment for the benefit of creditors;

(2) If either party files a voluntary petition in bankruptcy or any pleading seeking any re-organization, liquidation, dissolution or composition or other settlement with creditors under any law, or admitting or failing to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent or a receiver or other custodian is appointed for a substantial part of the assets of LICENSEE or a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless supersedes bond is filed), or if execution is levied against any substantial part of the assets of LICENSEE, or the claims of creditors of LICENSEE are abated or subject to a moratorium under any law;

(3) If either party fails or refuses to comply with any provision of this Agreement and does not correct such failure or refusal within sixty (60) days after written notice thereof (which notice shall describe the corrective action that the defaulting party must take) is delivered to the defaulting party, provided that if a failure to comply cannot reasonably be corrected within sixty (60) days, to initiate within such sixty (60) day period, and thereafter continue, such action as will correct such failure within a reasonable time;

(4) If either party or any of its directors or executive officers is convicted of or pleads no contest to a felony, a crime involving moral turpitude or any other crime or offense that is likely to adversely affect the reputation of the STORES and the goodwill associated with the Marks.


16. EFFECT ON DEFAULT - TERMINATION

A. Termination

In the event of a default or breach of this Agreement by either party, the other party may, at its option, terminate this Agreement, provided that all obligations of LICENSOR or LICENSEE which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and until they are satisfied in full or by their nature expire.

B. Covenant Not To Compete

If this Agreement is terminated by LICENSOR in accordance with the provisions of this Agreement or by LICENSEE, LICENSEE agrees that neither it nor its owners, directors or officers will, for a period of two (2) years, commencing on the effective date of termination, or the date on which LICENSEE ceases to conduct the business conducted pursuant to this Agreement, whichever is later, have any interest as an owner (except of publicly traded securities representing less than five percent (5%) of the equity of control thereof), partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any business offering products normally sold in Treats STORES for sale at retail or wholesale within or outside of the Exclusive Territory.

C. Franchise And Area Development Agreements

If this Agreement is terminated by LICENSOR with cause pursuant to the terms hereof, the Franchise Agreements and Area Development Agreements in LICENSEE's Exclusive Territory shall automatically and without further assignment, consent or other action by LICENSEE become the property of LICENSOR. In such event, LICENSOR shall succeed to all of the rights and obligations of LICENSEE under such Franchise Agreements and Area Development Agreements pursuant to the terms of the collateral assignments referred to in Paragraph H of Section9 hereof. LICENSEE agrees that, in such event, LICENSOR shall be entitled to rely upon such collateral assignments and DEVELOPERS and FRANCHISEES in the Exclusive Territory shall also be entitled to rely upon such collateral assignments without liability to LICENSEE.


D. LICENSOR Has Right To Purchase Corporate STORES

If this Agreement is terminated by LICENSOR in accordance with its provisions or by LICENSEE without cause, then LICENSOR shall have the option, exercisable by giving notice within six (6) months from the date of such termination, to purchase from LICENSEE all the assets (including inventory of saleable products, supplies, equipment and fixtures) of all CORPORATE STORES. LICENSOR shall have the unrestricted right to assign this option to purchase.

The purchase price for the assets of the CORPORATE STORES shall be the sum of the "book value factor" and the "earnings factor", as determined below; provided, however, LICENSOR shall have the right to set off against and reduce the purchase price by any and all amounts owed by LICENSEE to LICENSOR or any of its affiliates.

The "book value factor" shall consist of the book value of the assets of the CORPORATE STORES as disclosed by the balance sheet in the financial statement of the CORPORATE STORES prepared by LICENSEE and submitted to LICENSOR as provided under Paragraph E of Section9 of this Agreement prior to such termination or expiration, which financial statement shall be final and binding, with appropriate adjustments for the time period that has elapsed since the date of such financial statement; provided, however, that LICENSOR may exclude from the assets purchased and the "book value factor" any fixtures, equipment, furniture, signs, merchandise, products or supplies of the CORPORATE STORES that have not been acquired in compliance with the TREATS Franchise Agreement or any modification thereof adopted by LICENSEE for use in the granting of franchises for the operation of STORES where the CORPORATE STORES are located.

The "earnings factor" shall consist of fifteen percent (15%) of the annual net sales of the CORPORATE STORES as disclosed in the last annual financial statement of CORPORATE STORES prepared by LICENSEE, which financial statement shall be final and binding, and on which LICENSEE has paid the service fees provided under Paragraph C of
Section 11.

The purchase price shall be paid in cash at the closing of the purchase, which shall take place no later than forty-five (45) days after receipt by LICENSEE of LICENSOR's notice to purchase the CORPORATE STORES, at which time LICENSEE shall: (1) deliver instruments transferring good and merchantable title to the assets purchased , free and clear of all liens and encumbrances, to LICENSOR or its nominee with all sales and other transfer taxes paid by LICENSEE; and (2) transfer or assign all licenses or permits which may be assigned or transferred. In the event that LICENSEE cannot deliver clear title to all the purchased assets as aforesaid, or in the event there shall be other unresolved issues, the closing of the sale shall be accomplished through an escrow. Further, LICENSEE and LICENSOR shall, prior to closing, comply with the applicable Bulk Sales provisions of the Uniform Commercial Code as enacted in the State, Province or Territory where the CORPORATE STORES are located.

After such termination, and pending the time period in which LICENSOR may exercise its option to purchase the CORPORATE STORES and the closing of such purchase of the CORPORATE STORES and the closing of such purchase of the CORPORATE STORES by LICENSOR, LICENSOR shall have the right to operate the corporate STORES for the account of LICENSEE, provided that LICENSOR shall only have a duty to utilize its best efforts in the operation of the CORPORATE STORES and shall not be liable to LICENSEE for any losses incurred by the CORPORATE STORES, or to any creditor of LICENSEE for any merchandise, supplies, or services purchased by the CORPORATE STORES during any period in which it is managed by LICENSOR. Alternatively, LICENSOR may require LICENSEE to close the CORPORATE STORES during such time period without removing therefrom any assets of the CORPORATE STORES.


17. ASSIGNMENT

A. By Either Party

This Agreement is fully assignable by either party and shall enure to the benefit of any LICENSEE or other legal successor to the interests of LICENSOR or LICENSEE herein, provided that the assigning party shall, subsequent to any such assignment, remain liable for the performance of its obligations under this Agreement. If LICENSOR or LICENSEE no longer remains either an active or legally existing entity as a result of such assignment, such assigning party shall require its successors and assigns to assume the obligations and liability for the performance of its obligations under this Agreement.

B. LICENSOR's Right Of First Refusal
If LICENSEE or its owner(s) shall at any time determine to sell any interest in its rights hereunder or an ownership interest in LICENSEE, the written approval of LICENSOR (which approval not be unreasonable withheld) must be obtained prior to any such sale. If LICENSEE or its owner(s) shall at any time determine to sell any interest in its hereunder or an ownership interest in LICENSEE, LICENSEE or its owner(s) shall obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and shall submit an exact copy of such offer to LICENSOR, who shall, for a period of thirty (30) days from the date of delivery of such offer, have the right, exercisable by written notice to LICENSEE or its owner(s), to purchase such interest in LICENSEE for the price and on the terms and conditions in such offer, provided that LICENSOR may substitute cash for any form of payment proposed in such offer.

LICENSOR shall have not less than thirty (30) days to prepare for closing. If LICENSOR does not execute its right of first refusal, LICENSEE or its owner(s) may complete the sale to such purchaser pursuant to and on the terms of such offer, subject to LICENSOR's approval of the purchaser as provided in this Paragraph B., provided that if the sale to such purchaser is not completed within one hundred and twenty (120) days after delivery of such offer to LICENSOR, or there is a material change in the terms of the sale, LICENSOR shall again have the right of first refusal herein provided.

18. ARBITRATION

Except as specifically otherwise provided in this Agreement, the parties agree that any and all disputes between them and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the United States Arbitration Act (9 U.S.C. Section 1 et seq.) if applicable, and the rules of the American Arbitration Association and its office nearest the home office of LICENSEE.

Each party shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) days after arbitration is required, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon an award of the majority of the arbitrators shall be binding and shall be entered in a court of competent jurisdiction.

Nothing herein contained shall bar the right of either party to obtain injunctive relief against threatened conduct that will cause loss or damages under the usual equity rules, including the applicable rules for obtaining preliminary injunctions, provided an appropriate bond against damages be provided.

19. ENFORCEMENT

A. Severability and Substitution Of Valid Provisions

Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if for any reason any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which LICENSOR is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if LICENSEE is a party thereto, or upon LICENSEE's receipt of a notice of nonenforcement thereof from LICENSOR.

If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to renew this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the notice requirements hereof, and LICENSOR shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

Such modifications to this Agreement shall be effective only in such jurisdiction, unless LICENSOR elects to give them greater applicability and shall be enforced as originally made and entered into an all other jurisdictions.

B. Waiver Of Obligations

LICENSOR and LICENSEE may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.

Whenever this Agreement requires LICENSOR's prior approval or consent, LICENSEE shall make a timely written request therefor, and such approval shall be obtained in writing.

LICENSOR makes no warranties or guarantees upon which LICENSEE may rely, and assumes no liability or obligation to LICENSEE, by granting any waiver, approval of consent to LICENSEE, or by reason of any neglect, delay or denial of any request thereof.

Any waiver granted by LICENSOR shall be without prejudice to any other rights LICENSOR may have, will be subject to continuing review by LICENSOR, and may be revoked, in LICENSOR's sole discretion, at any time and for any reason, effective upon receipt by LICENSEE of ten
(10) days prior written notice.

No failure, refusal or neglect of LICENSOR or LICENSEE to exercise any right under this Agreement, or to insist upon full compliance by the other with its obligations hereunder, shall constitute a waiver of any provision of this Agreement.

LICENSOR and LICENSEE shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of he parties at variance with the terms hereof; any failure by LICENSOR or LICENSEE to demand strict compliance with Agreement; any waiver, forbearance, delay, failure or omission by LICENSOR to exercise any right, power or option, whether of the same, similar or different nature, against licensees or LICENSEES of the Marks of the System outside the Exclusive Territory; or the acceptance by LICENSOR of any payment due from LICENSEE after any breach of this Agreement.

Neither LICENSOR nor LICENSEE shall be liable for loss or damage due to delay in its performance of its obligations resulting from transportation shortages, inadequate supply of labor, material or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any Federal, State, or Municipal Government or department of agency thereof; acts of God; acts or omissions of the other party; fires; strikes; embargoes; wars, riot or any other similar event or cause. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole in part, as may be reasonable.

C. Specific Performance/Rights Of Parties Are Cumulative

Nothing herein contained shall bar LICENSOR's or LICENSEE's right to obtain specific performance of the provisions of this Agreement or injunctive relief against threatened conduct that will cause its loss r damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions.

The rights of LICENSOR and LICENSEE hereunder are cumulative and no exercise or enforcement by LICENSOR or LICENSEE of any right or remedy hereunder shall preclude the exercise or enforcement by LICENSOR or LICENSEE of any other right or remedy hereunder or which LICENSOR or LICENSEE is entitled by law to enforce.

D. Governing Law

Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.) this Agreement shall be governed by the laws of Canada.

E. Binding Effect

This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest, and shall not be modified except by written agreement signed by both LICENSEE and LICENSOR.

F. Construction

The preambles and Exhibit(s) are a part of this Agreement, which constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between LICENSOR and LICENSEE relating to the subject matter of this Agreement.

Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

The term LICENSEE as used herein is applicable to a corporation.
The singular usage includes the plural and the masculine and neuter usages include the other and the feminine.

References to LICENSEE, "LICENSEE" and "transferee" which are applicable to an individual or individuals shall mean the principal owner of owners of the equity or operating control of LICENSEE, or any such LICENSEE or transferee, if LICENSEE or such other LICENSEE or transferee is a corporation or partnership.

This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

Time is of the essence of this Agreement.


20. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that LICENSOR and LICENSEE shall be independent contractors and that nothing in this agreement is intended to make either party a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose.

LICENSEE shall conspicuously identify himself at his office and in all dealings with contractors, suppliers, public officials and others as the owner of the Marks and the System in the Exclusive Territory and shall place such other notices of independent ownership on such forms, stationary, advertising and other materials as LICENSOR may require from time to time.

Neither LICENSOR nor LICENSEE shall make any express or implied agreements, warranties or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than LICENSOR or LICENSEE and neither LICENSOR or LICENSEE shall be obligated by or have any liability under any agreement or representations made by the other, nor shall LICENSOR be obligated for any damages to any person or property directly or indirectly arising out of the business authorized by or conducted pursuant to this Agreement, whether caused by LICENSEE's negligent or willful action or failure to act.

LICENSOR shall have no liability for any sales, use, excise, gross receipts, income, property or other taxes, whether levied upon LICENSEE or upon LICENSOR, in connection with the business conducted by LICENSEE.

LICENSEE agrees to indemnify and hold LICENSOR, its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and LICENSEES harmless against, and to reimburse them for, all such obligations, actual and consequential damages and taxes for which any of them is held liable and for all costs reasonably incurred by any of them in the defense of any such claim brought against any of them or in any action in which any of them is named as a party, including without limitation reasonable accountants and attorneys and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. LICENSOR shall have the right to defend any such claim against it, provided that LICENSEE shall have the right to participate in and, to the extent LICENSEE deems necessary, to control any litigation proceeding which could result in liability or expense to LICENSOR subject to such indemnification.

LICENSOR agrees to indemnify LICENSEE against and to reimburse LICENSEE for any obligations or liability for damages attributable to agreements, representations, warranties of or authorized by LICENSOR, or caused by the gross negligence or willful action of LICENSOR, and for costs (as hereinabove defined) reasonably incurred by LICENSEE in the defense of any such claim brought against him or in any action in which he is named as a party, provided that LICENSOR shall have the right to participate in and, to the extent LICENSOR deems necessary, to control any litigation or proceeding which could result in liability of or expense to LICENSEE subject to such indemnification.

The indemnities and assumptions of liabilities and obligations herein shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.


21. NOTICES AND PAYMENTS

All written notice permitted or required to be delivered by the provisions of this Agreement shall be deemed so delivered by hand, one
(1) day after sending by telegraph or facsimile or four (4) days after placed in the mail by Registered or Certified Mail, Return Receipt Requested and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified.

All payments required by this Agreement shall be directed to LICENSOR at the address notified to LICENSEE from time to time, or to such other persons and places as LICENSOR may direct from time to time.


22. ACKNOWLEDGEMENTS

A. Inquiries Outside Of The Exclusive Territory

In the event LICENSEE receives inquiries from prospective AREA DEVELOPERS for the operation of a Treats license or franchise outside of the Exclusive Territory ("Referral") LICENSEE agrees to communicate such Referral immediately to LICENSOR. If as a result of such Referral LICENSOR receives a bona fide offer to purchase a license of the rights to use, franchise or sublicense the System and Marks outside of Canada or the Exclusive Territory ("Offer") which LICENSOR is prepared to accept, then and in such event LICENSOR shall give notice to LICENSEE ("Notice") of such Offer and LICENSEE shall have a first right of refusal, exercisable in writing within seven (7) days of receipt of such Notice from LICENSOR, to purchase such license on the same terms and conditions as contained in the Offer, failing which this right of first refusal shall be null and void and of no further effect.

B. Working Capital Of LICENSEE

LICENSEE shall at all times maintain working capital adequate in the opinion of LICENSOR to properly conduct the business covered under this Agreement. For the purposes of interpretation of this Agreement, adequate working capital shall be defined as capital sufficient enough in any given month to enable LICENSEE to meet its monthly fixed overhead and expenses without receiving any income from franchise sales or royalties.

C. Independent Investigation

LICENSEE acknowledges that he has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves business risks which make the success of the venture largely dependent upon the business abilities of LICENSEE.


D. No Warranty or Guarantee

LICENSOR expressly disclaims the making of, and LICENSEE acknowledges that it has not received or relied upon, any warranty or guarantee, express or implied, as to the potential revenues, profits or success of the business venture contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, sealed, and delivered this Agreement in duplicate counterparts on the day and year first above written.

                                           LICENSOR
                                           TREATS CANADA CORPORATION

/s/Shirley  Adams                     By: /s/ Paul Gibson
WITNESS                                   PAUL J. GIBSON, PRESIDENT



                                           LICENSEE
                                           EMC GROUP, INC.

_________________                     By: /s/ Erhard Sommer
WITNESS                                   ERHARD SOMMER, PRESIDENT




ATTACHMENT A

APPROVED SUPPLIERS AND SUPPLIES

Approved suppliers ("Suppliers" or "Supplier") are those who are approved from time to time by LICENSOR to provide goods and services to the System, either directly or indirectly. LICENSEE may apply to have companies designated as Suppliers and LICENSOR will, acting reasonably, at its sole discretion grant or deny Supplier status.






SCHEDULE A

STORE DEVELOPMENT SCHEDULE

At the end of each subsequent Agreement Year for the next five (5) years THIRTY (30) additional STORES shall be opened in the Exclusive Territory. At no time after the tenth (10th) year from the date hereof shall there be less than FOUR HUNDRED AND FIFTY (450) STORES opened and in operation in the Exclusive Territory. Each Agreement
Year shall end on the day before the anniversary date of this Agreement.

If LICENSEE develops and opens during any Agreement Year a greater number of STORES than are required to meet its obligation hereunder for new STORES, LICENSEE may apply such excess against its obligation for any succeeding Agreement.


EXHIBIT 1

Area Development Agreement


NOTICE TO READERS: The material components of the area developer agreement were disclosed and filed by reference in the Company's 10-SB. The terms and conditions with respect to all other matters are substantially the same as in a Treats Franchise Agreement. The Treats Franchise Agreement was filed by reference as an exhibit to the Form 10-SB on May 16, 2001

EXHIBIT 2

TREATS Franchise Agreement


TREATS CANADA CORPORATION

NOTICE TO READERS: The Treats Franchise Agreement was filed as an exhibit to the Form 10-SB on May 16, 2001

EXHIBIT 3

NON-DISCLOSURE AGREEMENT


I____________________________, as an agent, employee, principal or associate of ______________________ (the "Company") will not at any time, in any fashion, form or manner whatsoever, either directly or indirectly divulge, disclose, or communicate to any person, firm and/ or corporation any information of any kind, nature or description concerning any matters affecting or related to the business of the Company including but not limited to promotional and merchandising methods and techniques, potential franchisees, potential clients, or any other information concerning the business of the Company, its manner of operation, or its plans, processes, or other data of any kind, nature or description, including without limitation such Confidential Information as may be disclosed to the Company by another entity in connection with its business, without regard to whether or not all of the foregoing matters would be deemed confidential, material or important.

The confidentiality obligations hereof will not apply to any information that becomes known to the general public without fault or breach on the part of the receiving party; which is customarily disclosed to others by TREATS CANADA CORPORATION without restriction or disclosure; or which is known by the receiving party prior to disclosure.


The foregoing shall apply during affiliation and for two (2) years after disaffiliation with the Company.

SIGNED this day of , 199

BY:

WITNESS:___________________ Per:________________


















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